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                                                                     EXHIBIT 5.1



August 18, 1999

TeleSpectrum Worldwide Inc.
443 S. Gulph Road
King of Prussia, Pennsylvania 19406

Ladies and Gentlemen:

We have acted as counsel to TeleSpectrum Worldwide Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") to be filed pursuant to the Securities Act of 1933, as amended (the "Act") and relating to 275,153 shares (the "Shares") of the Company's Common Stock, $0.01 par value per share (the "Common Stock"). The Shares covered by this Registration Statement will be issued pursuant to the Company's settlement of litigation in relation to IDRC (the "Settlement").

We have examined the Registration Statement and such corporate records, statutes and other documents as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of documents submitted to us as originals and the conformity with originals of documents submitted to us as copies thereof.

Based on the foregoing, it is our opinion that Shares originally issued by the Company to shareholders pursuant to the Settlement will be, when issued in accordance with the terms of the Settlement, validly issued, fully paid and nonassessable.

The opinion set forth above is limited to the Delaware General Corporation Law, including interpretations thereof under relevant case law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/Morgan, Lewis & Bockius LLP